                                                                       EXHIBIT 7

                         WELCOMETO SEARCH ENGINE, INC.

                    (FORMERLY WICKED WINGS OF BUFFALO, INC.)
                             A FLORIDA CORPORATION




November 30, 1998

THE COMMON SHAREHOLDERS OF
WELCOMETO SEARCH ENGINE INC.
c/o WelcomeTo Search Engine Inc.
#555 - 425 Carrall Street
Vancouver, British Columbia
Canada  V6B 6E3

Attention: Mr. Brent Forgeron, President

Dear Sirs:

RE:      WELCOMETO SEARCH ENGINE, INC. (FLORIDA) (THE "COMPANY")
         OFFER TO ACQUIRE 100% OF THE OUTSTANDING COMMON SHARES
         OF WELCOMETO SEARCH ENGINE INC. (BRITISH COLUMBIA) ("WELCOMETO")

We write to set out the offer of the Company to the common shareholders of WelcomeTo (the "Shareholders") to acquire 100% of the outstanding common shares of WelcomeTo.

This offer is on the terms and is subject to the conditions set forth in this letter. If this offer is acceptable, we ask that you indicate your agreement by signing this letter where indicated below, completing the required information and returning an executed copy to us. This offer is open for acceptance until 12:00 p.m. (Pacific Time) on December 11, 1998 (the "Expiry Time"), at which time this offer will terminate unless accepted in writing.

All dollar references herein are to United States dollars.

The Company's offer is as follows:

1.    OFFER TO PURCHASE

The Company offers to purchase from each Shareholder all common shares of WelcomeTo held by the Shareholder (the "Shares") on the terms and subject to the conditions set forth in this offer. The Company's obligation to purchase the Shares held by any Shareholder is conditional upon Shareholders holding at least 90% of the outstanding common shares of WelcomeTo accepting this offer by the Expiry Time.

2.    PAYMENT FOR THE SHARES

The Company will issue to each Shareholder accepting this offer (each an "Accepting Shareholder") one (1) common share of the Company (each a "Company Share") for each common share of WelcomeTo held by the Accepting Shareholder. (For example: A shareholder of WelcomeTo accepting this offer will receive 1,000 common shares of the Company on closing for each 1,000 common shares of WelcomeTo held by the Shareholder.)

Each Accepting Shareholder acknowledges that the Company Shares will be issued pursuant to available exemptions from the prospectus and registration requirements of each of the Securities Act (British Columbia) and the United States Securities Act of 1933 (the "Act"). The Accepting Shareholder agrees to abide by all applicable resale restrictions and hold periods imposed by such statutes.

All certificates for common shares of the Company received in exchange will be endorsed with the following legend pursuant to the Act and the British Columbia Securities Act:

          THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE APPLICABLE PROVISIONS OF THE ACT OR ARE EXEMPT FROM SUCH REGISTRATION. THE SECURITIES REPRESENTED BY THIS SHARE CERTIFICATE ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL THE EXPIRY OF THE HOLD PERIOD (EXCEPT AS PERMITTED BY THE SECURITIES ACT BRITISH COLUMBIA) AND THE REGULATIONS MADE UNDER THE ACT.

The Accepting Shareholder acknowledges that the Company has issued or will issue prior to the Closing Date a total of 4,800,000 common shares for nominal consideration, 800,000 of which are "restricted securities" under the Act and 4,000,000 of which are free trading.

3.    ESCROW AND POOLING AGREEMENTS AND FINANCING

The Company acknowledges and agrees that the agreement of the Accepting Shareholders to complete the sale of the Shares to the Company is conditional upon certain shareholders of the Company holding 1,000,000 common shares (the "Escrow Shareholders") agreeing to place such 1,000,000 common shares of the Company in escrow (the "Escrow Shares") on the condition that in the event that the following financing (the "Financing") is not completed, then the shares are to be returned to the Company for cancellation for nominal consideration as follows:

Date for Completion      Required          Minimum Price per    Escrow Shares
-------------------      Net Proceeds      Common share         Allocated to
                         of Financing      -----------------    Financing
                         ------------                           ---------

45 days from Closing     $750,000(2)       $2.50                1,000,000
Date(1)




Note

(1) The parties acknowledge that all reasonable efforts will be made to complete the Financing earlier, if possible.

(2) Any monies advanced to WelcomeTo by Trent Jordan, Jim Decker or the Company before the Closing Date are considered part of the Financing.

The parties hereto acknowledge and agree that Trent Jordan and Jim Decker will be responsible for arranging the Financing and that the Financing will involve the Company distributing 300,000 common shares from treasury as fully paid and non-assessable at and for a price of $2.50 per share for total net proceeds to the Company of $750,000. The Financing will be completed pursuant to Reg. 504 of the Act.

The Company also acknowledges and agrees that the agreement of the Accepting Shareholders to complete the sale of the Shares to the Company is subject to certain shareholders of the Company agreeing to place in pool 1,000,000 shares of the Company held by then (the "Pooled Shares") pursuant to a Pooling Agreement in substantially the form attached hereto as Schedule A. The Accepting Shareholders acknowledge and agree that the agreement of the Company to complete the purchase of the Shares from the Accepting Shareholders is subject to all Accepting Shareholders agreeing to pool the Shares for a period of one year from the Closing Date pursuant to the Pooling Agreement attached hereto as Schedule B.

Upon completion of the Financing, the number of common shares allocated to the Financing and held in escrow will be released to the Escrow Shareholders. In the event that the Financing fails to complete within the required time, the number of common shares allocated to the Financing and held in escrow will be returned to the Company for cancellation for nominal consideration, provided that such shares will not be returned to treasury and will be released to the Escrow Shareholders in the event that a Financing is not completed due to any of the following reasons:

       (A) the Board of Directors of the Company resolving not to proceed with the Financing; or

       (B) the Company proceeding with an alternate financing, except where the alternate financing arises due to the failure of Trent Jordan and Jim Decker to secure the required Financing.

The Company will cause to be delivered on closing the written agreement of each of the Escrow Shareholders as to the escrow and the release of shares from escrow in the manner contemplated by this Agreement and the escrow agreement attached hereto as Schedule C (the "Escrow Agreement"), together with the share certificates representing the Escrowed Shares, which shares shall be held in trust by WelcomeTo's solicitors pursuant to the Escrow

Agreement. The Escrow Agreement will provide that the votes attached to the Escrow Shares will not be voted by the escrow agent and will otherwise be in form reasonably acceptable to WelcomeTo.

Each Accepting Shareholder acknowledges and agrees that the Financing will be realized by the issue by the Company of common shares of the Company at the minimum prices set forth above, all of which will be in addition to the 4,800,000 common shares of the Company to be outstanding on the Closing Date.

4.    CLOSING DATE

The date of the closing of the purchase and sale of the Shares of each Accepting Shareholder will be the 11th day of December, 1998 (the "Closing Date"), or such other date as may be agreed upon in writing by the parties hereto.

5.    REPRESENTATIONS AND WARRANTIES OF EACH ACCEPTING SHAREHOLDER

The Company's purchase will be based on the representations and warranties by each Accepting Shareholder, each of which will survive closing, that:

      (A) WelcomeTo is a corporation duly organized, validly existing and in good standing under the British Columbia Company Act;

      (B) all Shares owned by the Accepting Shareholder are owned free and clear of all liens, charges, encumbrances and security interests;

      (C) there is no shareholders' agreement between the Shareholders of the Company to which the Accepting Shareholder is party and there is no other shareholders' agreement between any of the shareholders of the Company of which the Accepting Shareholder has knowledge;

      (D) except as disclosed in WelcomeTo's audited financial statements as at June 30, 1998 attached hereto as Schedule D (the "WelcomeTo Financial Statements"), WelcomeTo has no indebtedness, debt or other liability to the Accepting Shareholder and to the best knowledge of the Accepting Shareholder, to any other shareholder or any officer or director of WelcomeTo; and

      (E) the Accepting Shareholder has no option, warrant or other right to acquire any shares of WelcomeTo.

In addition to the above representations and warranties, the Company's purchase will be based on the representations and warranties of each Accepting Shareholder as follows, provided that if the Accepting Shareholder is not a director or officer of WelcomeTo, such representations and warranties will be limited to the best knowledge of the Accepting Shareholder, that:

      (F) the issued and outstanding capital of WelcomeTo consists of 8,510,000 common shares.

      (G) no firm or corporation has any agreement or option, including convertible securities, warrants or convertible obligations of any nature, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of WelcomeTo or of any securities of WelcomeTo.

      (H) the books and records of WelcomeTo fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of WelcomeTo as at the date hereof, and all material financial transactions of WelcomeTo relating to its business have been accurately recorded in such books and records;

      (I) the WelcomeTo Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly and correctly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of WelcomeTo as at the date thereof and there will not be, prior to the Closing Date, any increase in such liabilities or other material change other than in the ordinary course of business;

      (J) the business of WelcomeTo has been carried on in the ordinary and normal course by WelcomeTo since the date of the WelcomeTo Financial Statements and will be carried on in the ordinary and normal course up to the Closing Date;

      (K) except as disclosed in Schedule E hereto, WelcomeTo owns, possesses and has good and marketable title to its undertaking, property and assets, and without restricting the generality of the foregoing, all those assets described in the balance sheet included in the WelcomeTo Financial Statements, free and clear of any and all mortgages, liens, pledges, charges, security interests, encumbrances, actions, claims or demands of any nature whatsoever or howsoever arising;

      (L) the liabilities and indebtedness of WelcomeTo do not exceed the liabilities disclosed on the WelcomeTo Financial Statements and there will not be any increase in such liabilities prior to the Closing Date other than in the ordinary course of business;

      (M) WelcomeTo does not have any outstanding material agreements (including employment agreements) contracts or commitments, whether written or oral, of any nature or kind whatsoever, except:

            (i) agreements, contracts and commitments in the ordinary course of business;

            (ii) consultant, management or employment agreements between WelcomeTo and its consultants, management and employees, each of which can be terminated by WelcomeTo on not more than 30 days written notice;

            (iii) the lease for WelcomeTo's premises, effective until December
                  1, 1998, at #555 - 425 Carrall Street, Vancouver, British Columbia;

            (iv) the lease for WelcomeTo's production office, effective until September 1, 2000, at #206 - 425 Carrall Street, Vancouver, British Columbia; and

            (v) the License Agreement dated December 1, 1997, attached hereto as Schedule F, between Freddy Fuller, Susie Fuller and WelcomeTo relating to WelcomeTo's trademarks, symbols, logos, graphic designs and other marks and WelcomeTo's search engine, links web sites, uniform resource locators and all of the computer software comprising the foregoing;

      (N) WelcomeTo is not in material default or breach of any contracts, agreements, written or oral, indentures or other instruments to which it is a party and there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach;

      (O) except as otherwise disclosed in this Agreement or the Schedules thereto, there are no actions, suits or proceedings pending or threatened against or affecting WelcomeTo and the Accepting Shareholder is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

6.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Accepting Shareholders' sale will be based on the representations and warranties by the Company, each of which will survive closing, that:

      (A) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and a true copy of its Certificate of Incorporation, Articles of Incorporation, By-laws and any other charter documents, and all amendments thereto, have been provided to WelcomeTo;

      (B) the following is a list of all persons who are or have been directors or officers of the Company since its incorporation:




            Name                 Office held                  Dates of Appointment and
            ----                 -----------                  Resignation or Removal
                                                              ----------------------

            Pamela Wilkinson     President and Director       October 19, 1998 - Resignation



      (C) upon issue, the common shares of the Company will be fully paid and non-assessable shares in the capital of the Company;

      (D) the authorized capital stock of the Company is 50,000,000 common shares and the issued and outstanding shares of the Company will be 4,800,000 common shares immediately prior to the closing, which shares will be held as set out in Schedule G.

      (E) no person has any option, warrant or other right to acquire any shares of the Company;

      (F) the Company has the legal capacity to enter into and to perform its obligations under this Agreement and all necessary resolutions of shareholders and directors have been duly passed in order to authorize the Company to execute and deliver this Agreement;

      (G) except as disclosed in the Company's audited financial statement for the periods ending August 5, 1998, December 31, 1997 and December 31, 1996 attached as Schedule H hereto, the Company has, since its incorporation, incurred no liabilities and has not entered into or become liable under any contracts or commitments.

      (H) the books and records of the Company fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles, the financial position of the Company as at the date hereof, and all material financial transactions of the Company relating to its business have been accurately recorded in such books and records which have been made available to WelcomeTo for its review;

      (I) the Company is not an issuer subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934, is not an investment company or development stage company as set out in Reg. 504 of the Act and has not issued any shares other than the 4,800,000 shares of the Company currently issued and outstanding as disclosed herein;

      (J) there are no actions, suits or proceedings by or before any Court or regulatory authority (including any securities regulatory authority) pending or threatened against or affecting the Company or any person who is or has been a director or officer of the Company and the Company is not aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success; and

      (K) the Company has retained Lumiere Securities of 12835 East Arapahoe Road, Tower One Penthouse, Englewood, Colorado, 80122, a registered NASD broker-dealer, to obtain a quotation for its common shares on the NASD OTC Bulletin Board (the "OTC BB") and the Company's securities have been cleared for an unpriced quotation on the OTC BB by the NASD.

7.    CONDITIONS PRECEDENT TO CLOSING

The Company's obligation to complete the purchase of the Shares held by each Accepting Shareholder is subject to each of the following conditions:

      (A) all representations and warranties of each Accepting Shareholder will be true and correct in all material respects on the Closing Date;

      (B) there shall have been no material adverse change to the business of WelcomeTo between the date of acceptance and the Closing Date;

      (C) each Accepting Shareholder will have made the deliveries contemplated in this offer on the Closing Date;

      (D) this offer will be accepted by Shareholders holding not less than 95% of the issued and outstanding common shares in the capital of WelcomeTo;

Each of the above conditions precedent is for the sole benefit of the Company and may be waived by the Company. In the event that any of the above conditions has not been satisfied or waived by the Closing Date, the Company may elect to terminate this Agreement and will have no further liability to the Accepting Shareholders.

8.    FURTHER CONDITIONS PRECEDENT TO CLOSING

The obligation of each of the Accepting Shareholders to complete the sale of the Shares to the Company is subject to the following conditions:

      (A) all representations and warranties of the Company will be true and correct in all material respects on the Closing Date;

      (B) there shall have been no material change to the assets, liabilities or financial condition of the Company between the date of acceptance and the Closing Date;

      (C) the Company will have made the deliveries contemplated in this offer on the Closing Date;

      (D) the agreement of the Shareholders and the share certificate or certificates for the 1,000,000 Escrow Shares and the 1,000,000 Pooled Shares referred to in paragraph 3 have been received by WelcomeTo's solicitors;

      (E) the Company having received an appropriate indemnity from Trent Jordan and Jim Decker with respect to the out of pocket costs, including legal and broker-dealer fees, incidental to the Company's obtaining a priced quotation on the OTC BB; and

      (F) WelcomeTo having received from its U.S. counsel, on behalf of the Accepting Shareholders, an opinion that:

            (i) all officers and directors of the Company since its incorporation have been validly appointed and authorized and the Company is otherwise an appropriate vehicle with which to effect the share exchange contemplated by this Agreement; and

            (ii) the Company can effect the share exchange contemplated by this Agreement in reliance on the exemption provided by Reg. 504 of the Act and that appropriate exemptions are available in all U.S. states in which the Accepting Shareholders reside to allow the Company to effect the share exchange contemplated by this Agreement in compliance with the securities laws of those states.

The above conditions are for the benefit of each Accepting Shareholder and may be waived by each such shareholder. In the event that the above conditions have not been satisfied or waived by all Accepting Shareholders by the Closing Date, any Accepting Shareholder may elect to terminate his obligation under this Agreement and will have no further liability to the Company.

9.    CLOSING DELIVERIES

On the Closing Date, each Accepting Shareholder will deliver to the Company:

      (A) the certificates for the Shares held by the Accepting Shareholder, duly endorsed for transfer to the Company;

      (B) written confirmation by the Accepting Shareholder as to the truth and correctness of the representations and warranties of the Accepting Shareholder as of the Closing Date;

      (C) all other corporate resolutions, agreements, assignments, consents and documentation as deemed necessary by the Company's solicitors, acting reasonably, to give effect to the transactions contemplated by this Agreement in accordance with accepted commercial practice.

On the Closing Date, the Company will deliver:

      (D) to each Accepting Shareholder, an Acknowledgement of Acceptance executed by the Company confirming that it will deliver the certificates representing the Company Shares to which the Accepting Shareholder is entitled;

      (E) all other corporate resolutions, agreements, assignments, consents and documentation as deemed necessary by WelcomeTo's solicitors, acting reasonably, to give effect to the transactions contemplated by this Agreement in accordance with accepted commercial practice;

      (F) the Escrow Agreement executed by each Escrow Shareholder and the Company; and

      (G) written confirmation by Trent Jordan, President and Director of the Company, as to the truth and correctness of the representations and warranties of the Company as of the Closing Date.

10.   APPOINTMENT OF DIRECTORS

At closing, the following will be appointed the officers and directors of WelcomeTo and the Company:

            Name                  Office

            Brent Forgeron        Director and President

            Greg Beaudin          Director and Vice-President

            Greg Chapman          Director

            Colin Hall            Director

            Joe D. Wurz           Chief Financial Officer

11.   ACCEPTANCE

If a Shareholder wishes to accept this offer, the Shareholder must:

      (A)   execute this offer where indicated below;

      (B)   complete all information;

      (C) deliver a copy of the Accepting Shareholder's acceptance to the Company at a closing to be held on the Closing Date at the offices of WelcomeTo's counsel, Russell & DuMoulin, 2100 - 1075 West Georgia Street, Vancouver, B.C.

Yours truly,

WELCOMETO SEARCH ENGINE, INC.

Per:
     ----------------------------
     Trent Jordan, President



This offer is accepted and agreed to this ____ day of _________________,1998.

SIGNATURE OF SHAREHOLDER:
                                    -----------------------------------------
                                    (Sign)

NUMBER OF COMMON SHARES HELD:
                                    -----------------------------------------
                                    (Number of Common Shares of WelcomeTo)

NAME OF SHAREHOLDER:
                                    -----------------------------------------
                                    (Print Name)

ADDRESS OF SHAREHOLDER:
                                    -----------------------------------------

                                    (Print Address)